As filed with the Securities and Exchange Commission on July 28, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GANNETT CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	16-0442930
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive, McLean, Virginia	22107-0910
(Address of registrant’s principal executive offices)	(Zip Code)

Gannett Co., Inc. Deferred Compensation Plan

(Full title of the Plan)

Todd A. Mayman

Senior Vice President, General Counsel and Secretary

GANNETT CO., INC.

7950 Jones Branch Drive

McLean, Virginia 22107

(Name and address of agent for service)

(703) 854-6000

(Telephone number, including area code, of agent for service)

Copy to:

John C. Partigan

Nixon Peabody LLP

401 9th Street, N.W.

Washington, D.C. 20004

(202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	5,000,000	$5.11	$25,550,000	$1,425.69

(1)	Represents shares of common stock issuable under the Gannett Co., Inc. Deferred Compensation Plan, as amended.
(2)	Estimated pursuant to Rule 457(h) and (c) solely for purposes of calculating the registration fee based on the average of the high and low sales prices of the common stock on July 22, 2009, as reported on The New York Stock Exchange.

EXPLANATORY STATEMENT

We are filing this registration statement to register an additional 5,000,000 shares of our common stock for issuance pursuant to the Gannett Co., Inc. Deferred Compensation Plan, as amended (the “Plan”). This is in addition to approximately $31,000,000 of deferred compensation obligations remaining that were registered as part of our registration statement on Form S-8 filed on July 22, 2003 (No. 333-107240) (the “July 22, 2003 Form S-8”). Pursuant to General Instruction E to Form S-8, the contents of the July 22, 2003 Form S-8 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in the earlier registration statement are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Gannett Co., Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2008;

(2)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009;

(3)	Our Current Reports on Form 8-K filed with the SEC on April 7, 2009, April 22, 2009, May 4, 2009, May 11, 2009 and June 16, 2009; and

(4)	The description of our common stock contained in our registration statement on Form 8-B, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Common Stock of the Company is registered under Section 12 of the Exchange Act.

This registration statement (including the July 22, 2003 Form S-8 which is incorporated herein by reference) covers, among other things, approximately $31,000,000 of Deferred Compensation Obligations to be offered to directors, officers and employees of the Company and its participating affiliates who reside in the United States and who are designated as eligible by the Company. The following is a summary of the Plan as it relates to the Deferred Compensation Obligations. The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company outstanding from time to time.

Legislation enacted in the Fall of 2004 significantly changed the rules that apply to nonqualified deferred compensation plans by adding a new Section 409A to the Internal Revenue Code. This new tax code section generally applies only to amounts that are deferred into such plans on or after January 1, 2005. In order to comply with the new legislation, the Company adopted separate rules that govern deferrals that are subject to Section 409A (the “Post-2004 Rules”). Therefore, there are two sets of rules governing the Plan, one set of rules governing contributions that are not subject to Section 409A (the “Pre-2005 Rules”) and the Post-2004 Rules. Deferrals on or after January 1, 2005 will be subject to the Post-2004 Rules, rather than the Pre-2005 Rules. Except where otherwise noted, the description provided below reflects the Post-2004 Rules. The Pre-2005 Rules will continue to apply to deferrals (including earnings) that are not subject to Section 409A (“Grandfathered Deferrals”). For amounts to be grandfathered under the Pre-2005 Rules and therefore not be subject to Section 409A, the amounts must have been earned and vested prior to January 1, 2005.

The amount of compensation deferred by each participant (“Participant”) in the Plan is determined in accordance with the Plan based upon elections by each Participant. Obligations in an amount equal to each Participant’s deferral account under the Plan (consisting of deferred salary and bonus amounts, director’s fees, restricted stock grants, and any appreciation or depreciation in value thereon) will be payable in accordance with the Participant’s deferral election and the terms of the Plan in a lump-sum distribution or in installments. Hardship distributions are also permitted. The Company also makes additional voluntary contributions to the Plan on behalf of certain Participants.

The Post-2004 Rules include a special payout provision that applies if the Company experiences a change in control. Under this rule, participants will receive their entire benefit in a lump sum payment within 45 days after the change in control, notwithstanding the participant’s original payout election. This special change in control payout rule does not apply to deferrals subject to the Pre-2005 Rules. Participants who had a benefit as of July 1, 2007 that is subject to the Post-2004 Rules were given a one-time opportunity in 2007 to elect out of the special change in control payout provision under the Post-2004 Rules, in which case their benefits will not be paid within 45 days after the change in control.

Plan participants may choose among a number of investment funds — a Company stock fund, a money market fund, a bond fund, three domestic equity funds, a balanced fund, an S&P 500 index fund and an international fund. Dividends payable on the Company stock fund will be automatically reinvested in common stock of the Company. The investment funds may be changed or others added as determined by the Plan administrator, the Benefit Plans Committee. However, any directors’ compensation payable in restricted stock deferred under the Plan will be invested in the Company stock fund and may not be reallocated to any of the other investment funds. Amounts representing deferred restricted stock will be paid to the Participant in the form of Company common stock. Amounts deferred under the Plan that do not represent deferred directors’ compensation payable in restricted stock are payable in cash or kind in the Company’s discretion.

The benefits payable under the Plan to an employee or director of the Company will not revert to the Company or be subject to the Company’s creditors prior to the Company’s insolvency or bankruptcy, nor, except pursuant to will or the laws of descent and distribution, will they be subject in any way to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind by the Participant, the Participant’s beneficiary or the creditors of either, including such liability as may arise from the Participant’s bankruptcy.

The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall, without the consent of a Participant, adversely affect such Participant’s interest in the Plan, i.e., the Participant’s benefit accrued to the effective date of the amendment or termination. The Obligations are not convertible into any other security of the Company, except that amounts deferred under the Plan as to which the Participant has elected the Company stock fund may be distributed in shares of Company common stock. The right of any Participant to receive future payments under the provisions of the Plan shall be a contractual obligation of the Company, but shall be subject to the claims of the creditors of the Company in the event of the Company’s insolvency or bankruptcy. Plan assets may, in the Company’s discretion, be placed in a trust but will nevertheless continue to be subject to the claims of the Company’s creditors in the event of the Company’s insolvency or bankruptcy as provided in the trust agreement. In any event, the Plan is intended to be unfunded under Title I of the Employee Retirement Income Security Act of 1974, as amended.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits the Company to indemnify any director or officer of the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he or she is or was an officer or director of the Company if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or director against expenses incurred in an action by or in the right of the Company if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The statute permits purchase of liability insurance by the Company on behalf of officers and directors, and the Company has purchased such insurance.

Section 17 of Article II of the Company’s By-Laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Company who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of the Company or any predecessor of the Company or was serving at the request of the Company as a director, officer or employee of any other enterprise.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Article NINTH of the Company’s Certificate of Incorporation of the Company eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Section 17 of Article II of such By-Laws and Article NINTH of such Certificate of Incorporation, as applicable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

In accordance with the terms of Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because the shares of Common Stock to be issued pursuant to the Plan will be issued from our treasury or purchased in the open market.

Exhibit No.	Description
10.1	Gannett Co., Inc. Deferred Compensation Plan Restatement dated February 1, 2003 (reflects all amendments through July 25, 2006) (incorporated by reference to Exhibit 10-4 to the company’s Form 10-K for the fiscal year ended December 31, 2006).

10.2	Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals (incorporated by reference to Exhibit 10-3 to the company’s Form 10-Q for the fiscal quarter ended July 1, 2007).

10.3	Amendment No. 1 to the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals dated July 31, 2008 and effective August 1, 2008 (incorporated by reference to Exhibit 10-2 to the company’s Form 10-Q for the fiscal quarter ended September 28, 2008).

10.4	Amendment No. 2 to the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals dated December 9, 2008 (incorporated by reference to Exhibit 10-4-3 to the company’s Form 10-K for the fiscal year ended December 28, 2008).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)

that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on July 28, 2009.

GANNETT CO., INC.

By:	/s/ Todd A. Mayman
Todd A. Mayman
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig A. Dubow, Gracia C. Martore and Todd A. Mayman and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 28th day of July, 2009.

Signature	Title

/s/ Gracia C. Martore	Acting Chief Executive Officer
Gracia C. Martore	(Principal Executive Officer)

/s/ Gracia C. Martore	Executive Vice President and Chief Financial Officer
Gracia C. Martore	(Principal Financial Officer)

/s/ George R. Gavagan	Vice President and Controller
George R. Gavagan	(Principal Accounting Officer)

Director
Craig A. Dubow

/s/ Howard D. Elias	Director
Howard D. Elias

/s/ Arthur H. Harper	Director
Arthur H. Harper

/s/ John Jeffry Louis	Director
John Jeffry Louis

Signature	Title

Director
Marjorie Magner

/s/ Scott K. McCune	Director
Scott K. McCune

/s/ Duncan M. McFarland	Director
Duncan M. McFarland

/s/ Donna E. Shalala	Director
Donna E. Shalala

/s/ Neal Shapiro	Director
Neal Shapiro

/s/ Karen Hastie Williams	Director
Karen Hastie Williams

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia on July 28, 2009.

GANNETT CO., INC. DEFERRED COMPENSATION PLAN

By:	/s/ Roxanne V. Horning
Roxanne V. Horning
Senior Vice President, Gannett Human Resources

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Gannett Co., Inc. Deferred Compensation Plan Restatement dated February 1, 2003 (reflects all amendments through July 25, 2006) (incorporated by reference to Exhibit 10-4 to the company’s Form 10-K for the fiscal year ended December 31, 2006).

10.2	Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals (incorporated by reference to Exhibit 10-3 to the company’s Form 10-Q for the fiscal quarter ended July 1, 2007).

10.3	Amendment No. 1 to the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals dated July 31, 2008 and effective August 1, 2008 (incorporated by reference to Exhibit 10-2 to the company’s Form 10-Q for the fiscal quarter ended September 28, 2008).

10.4	Amendment No. 2 to the Gannett Co., Inc. Deferred Compensation Plan Rules for Post-2004 Deferrals dated December 9, 2008 (incorporated by reference to Exhibit 10-4-3 to the company’s Form 10-K for the fiscal year ended December 28, 2008).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on signature page hereto).